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Exhibit 10.43

THE AMENDED AND RESTATED
SEALY CORPORATION BONUS PLAN

        Sealy Corporation (the "Company") hereby adopts the Amended and Restated Sealy Corporation Bonus Plan, as it may be amended from time to time (the "Plan") for the benefit of certain employees and subject to the terms and provisions set forth below.

1.     Purpose of the Plan

The Plan is intended to: (i) attract and retain employees in key positions of the Company and any other Service Recipient (as defined below) (collectively, the "Sealy Group"); (ii) motivate Participants (as defined below) toward achieving the Company's objectives; and (iii) reward Participants for their contributions to the success of the Sealy Group.

2.     Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

        (a)   "Board" shall mean the Board of Directors of the Company.

        (b)   "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor thereto.

        (c)   "Committee" shall mean the Compensation Committee of the Board (or a subcommittee thereof), which Committee shall, to the extent an award granted hereunder is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, be constituted of at least two members who satisfy the definition of "outside director" within the meaning of Section 162(m) of the Code.

        (d)   "Covered Employee" shall have the meaning set forth in Section 162(m) of the Code.

        (e)   "Disability" shall mean either a disability under the Social Security Act or under the long term disability program provided by the Company.

        (f)    "Participant" shall mean each exempt salaried employee of the Sealy Group whom the Committee designates as a participant under the Plan in accordance with Section 4 of the Plan.

        (g)   "Performance Period" shall mean each fiscal year or multi-year cycle, as determined by the Committee.

        (h)   "Retirement" shall mean, unless otherwise agreed by the Company (or any member of the Sealy Group) in a written employment agreement or employment letter with such Participant, the Participant's retirement from the Company or any other member of the Sealy Group meeting either of the following criteria: (a) the Participant is at least 65 years of age or (b) the Participant is at least 62 years of age with at least 10 years of service with the Sealy Group.

        (i)    "Section 162(m) of the Code" shall mean Section 162(m) of the Code and the regulations, guidance and pronouncements promulgated thereunder.

        (j)    "Section 409A of the Code" shall mean Section 409A of the Code and the rules, regulations, guidance and pronouncements promulgated thereunder.

        (k)   "Service Recipient" shall mean the Company, any of its subsidiaries, or any of its affiliates that satisfies the definition of "service recipient" within the meaning of Treasury Regulation Section 1.409A-1 (or any successor regulation), with respect to which the person is a "service provider" (within the meaning of Treasury Regulation Section 1.409A-1 (or any successor regulation).

        (l)    "Share" shall mean a share of Class A common stock, par value $0.01 per share, of the Company, which may be authorized but unissued, or issued and reacquired.

3.     Administration

        (a)   The Plan shall be administered, operated and interpreted by the Committee, to the extent reasonably possible, in a manner which would be expected to cause any award intended to be qualified as performance-based compensation under Section 162(m) of the Code to so qualify. The Committee shall establish the performance objectives for any Performance Period in accordance with Section 5 and certify whether and to what extent such performance objectives have been obtained. Any determination made by the Committee under the Plan shall be final, conclusive and binding on any member of the Sealy Group, any Participant and any other person dealing with the Plan.

        (b)   The Committee may employ such legal counsel, consultants and agents (including counsel or agents who are employees of a member of the Sealy Group) as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel, consultant or agent and any computation received from such consultant or agent. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan other than as a result of such individual's willful misconduct.

        (c)   The Committee may delegate its authority under this Plan; provided that, the Committee shall in no event delegate its authority with respect to the compensation of the Chief Executive Officer of the Company, the four most highly compensated executive officers, or such other Covered Employees of the Company as may be determined under Section 162(m) of the Code, or any other individual whose compensation the Board or Committee reasonably believes may become subject to Section 162(m) of the Code.

4.     Participation

Participants in the Plan are selected during each Performance Period by the Committee from exempt salaried employees of the Sealy Group. Participants are assigned to a bonus group (each, a "Group") at the sole discretion of the Committee, with groupings generally as follows:

Group 8:	Selected Senior Company Executives
Group 7:	Senior Company Executives
Group 6:	Corporate and Regional Sales & Operations Vice Presidents
Group 5:	Other Senior Management
Group 4:	Plant Managers, Sales Managers
Group 3:	Other Middle Management
Group 2:	Senior Professionals and Plant Supervisors
Group 1:	Selected Exempt Employees

        Non-exempt employees (i.e., employees eligible for overtime) and sales representatives of the Sealy Group shall not be eligible to participate in the Plan. Participants may be added or have their Group changed during a Performance Period on a pro-rated basis at the discretion of the Committee.

5.     Bonuses

        (a)    Performance Criteria.    No later than 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m) of the Code), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive a bonus for each such Performance Period. Any such performance objectives will be based upon the relative or comparative achievement of one or more of the following criteria, as determined by the Committee: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on shareholders' equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital; (xviii) return on assets; (xix) total shareholder return; (xx) enterprise value; (xxi) total business return; (xxii) return on invested capital; and (xxiii) return on investment. The foregoing criteria may relate to the Company, one or more of the members of the Sealy Group or one or more of their respective divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine.

        The performance objective(s) established by the Committee will be established at the following achievement levels:

  (i)
  Maximum shall be the goal assigned to each performance objective that provides a bonus payment of two (2) times the target payment amount;

  (ii)
  Target shall be the is goal assigned to each performance objective that provides a bonus payment at the target payment level; and

  (iii)
  Minimum shall be the goal assigned to each performance objective that must be achieved prior to any bonus payment.

        The Committee may adjust, upward or downward, the performance objective(s) in respect of a given Performance Period to reflect:

  (i)
  "Extraordinary Items" as defined by Accounting Principles Board Opinion No. 30;

  (ii)
  Any financial impact of new accounting pronouncements; and

  (iii)
  Any other items approved by the Board or the Committee;

provided, that such adjustments may only apply with respect to bonuses payable to Covered Employees to the extent permitted by Section 162(m) of the Code, to the extent that such bonuses are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

        (b)    Target Incentive Bonuses.    No later than 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m) of the Code), the Committee shall establish target incentive bonuses for each individual Participant. Unless otherwise determined by the Committee in its sole and absolute discretion, the percentage of a Participant's annual rate of base salary to be used in the bonus award calculation for each Group shall increase from zero to a stated maximum as performance exceeds the minimum goal according to the following schedule of bonus awards:

GROUP	MINIMUM	TARGET	MAXIMUM
8	(as determined by the Committee for each participant)
7	0%	35%	70%
6	0%	30%	60%
5	0%	25%	50%
4	0%	20%	40%
3	0%	15%	30%
2	0%	10%	20%
1	0%	5%	10%

Subject to Sections 5(e)–5(i) below and unless otherwise determined by the Committee in its sole discretion, bonus awards under the Plan will be calculated as a percentage of a Participant's weighted average annual rate of base salary in effect for the Performance Period for which a bonus is payable.

        (c)    Maximum Amount Payable.    As soon as practicable after the applicable Performance Period ends but in no event later than February 25th of the year immediately following the fiscal year in respect of which bonuses under the Plan may be payable, the Committee shall (x) determine (i) whether and to what extent any of the performance objectives established for the relevant Performance Period under Section 5(a) have been satisfied and (ii) for each Participant who is employed by a member of the Sealy Group through the last day of the applicable Performance Period, except as otherwise provided for herein, the actual bonus to which such Participant shall be entitled, taking into consideration the extent to which the performance objectives have been met, and (y) cause such bonus to be paid to such Participant in accordance with Section 6. Any provision of this Plan notwithstanding, in no event shall any Participant receive a bonus under this Plan in respect of any fiscal year of the Company in excess of $2.5 million.

        (d)    Negative Discretion.    Notwithstanding anything else contained in Section 5(c) to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 5(c) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 5(c).

        (e)    Death/Disability/Retirement.    To the extent permitted under Section 162(m) of the Code if an award granted hereunder is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, if a Participant dies or terminates employment due to Disability or Retirement, in each case, prior to the last day of a Performance Period for which a bonus is payable hereunder, such Participant may receive an annual bonus equal to the bonus otherwise payable to such Participant based upon actual Company performance for the applicable Performance Period, multiplied by a fraction, the numerator of which is the number of days that have elapsed during the Performance Period in which the Participant's death or termination due to Disability or Retirement occurs prior to and including the date of the Participant's death or termination due to Disability or Retirement and the denominator of which is the total number of days in the Performance Period. In addition, if such an event occurs in the calendar year in which the Performance Period begins, the foregoing pro-ration shall be calculated using the Participant's weighted average annual rate of base salary in effect for the fiscal year in which such termination occurs and applying the target percentage (i.e., Minimum, Target or Maximum) applicable based upon the Company's actual performance for the applicable Performance Period.

        (f)    Other Termination of Employment.    Unless otherwise determined by the Committee and except as may otherwise be provided in Section 5(e) above, no bonuses shall be payable under this Plan to any Participant whose employment terminates prior to the end of the applicable Performance Period.

        (g)    Partial Performance Period.    To the extent permitted under Section 162(m) of the Code if an award granted hereunder is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, if a Participant is hired or rehired by a member of the Sealy Group after the beginning of a Performance Period, but prior to November 1 during such Performance Period for which a bonus is payable hereunder, such Participant may receive an annual bonus equal to the bonus otherwise payable to such Participant based upon actual Company performance for the applicable Performance Period, multiplied by a fraction, the numerator of which is the number of days of active employment with the Sealy Group during the Performance Period and the denominator of which is the total number of days in the Performance Period.

        (h)    Leave of Absence.    To the extent permitted under Section 162(m) of the Code if an award granted hereunder is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, if a Participant experiences a period of unpaid leave of absence (whether by layoff, workers compensation leave or other leave of absence) for a continuous period of 30 days or more during a Performance Period for which a bonus is payable hereunder, such Participant may receive an annual bonus equal to the bonus otherwise payable to such Participant based upon actual Company performance for the applicable Performance Period, multiplied by a fraction, the numerator of which is the number of days of active employment with the Sealy Group during the Performance Period and the denominator of which is the total number of days in the Performance Period.

        (i)    Transfers of Employment.    To the extent permitted under Section 162(m) of the Code if an award granted hereunder is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, a Participant who is hired, transferred or promoted during a Performance Period for which a bonus is payable hereunder, will receive a pro-rated bonus based upon the number of days worked in each position during the Performance Period and at each location/segment and in each Group. Hires, transfers or promotions which occur after October 31 of a Performance Period shall not take effect for bonus purposes until the next Performance Period, if any.

6.     Payment

        (a)    In General.    Except as otherwise provided hereunder, payment of any bonus amount determined under Section 5 shall be made to each Participant on February 25th of the year immediately following the fiscal year in respect of which the applicable bonuses are payable, after the Committee certifies that one or more of the applicable performance objectives have been attained or, in the case of any bonus payable under the provisions of Section 5(d), after the Committee determines the amount of any such bonus; provided, however, that in any event all payments made hereunder shall be in accordance with the requirements of Section 409A of the Code.

        (b)    Form of Payment.    All bonuses payable under this Plan shall be payable in a cash lump sum payment, unless otherwise provided by the Committee.

7.     General Provisions

        (a)    Effectiveness of the Plan.    The Plan shall become effective on the date on which it is adopted by the Board, subject to the approval of the shareholders of the Company. The Plan shall remain in effect until such time as it is terminated by the Board or the Committee.

        (b)    Amendment and Termination.    The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Covered Employees as under Section 162(m) of the Code, if such amounts are otherwise intended by the Committee to be so qualified.

        (c)    Designation of Beneficiary.    Each Participant may designate a beneficiary or beneficiaries (which beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant's death. Such designation may be changed or canceled at any time without the consent of any such beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee. If no beneficiary has been named, or the designated beneficiary or beneficiaries shall have predeceased the Participant, the beneficiary shall be the Participant's spouse or, if no spouse survives the Participant, the Participant's estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

        (d)    No Right to Continued Employment or Awards.    Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of any member of the Sealy Group. No Participant shall have any claim to be granted any award, and there is no obligation for uniformity of treatment of Participants or beneficiaries. The terms and conditions of awards and the Committee's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated).

        (e)    No Limitation on Corporate Actions.    Nothing contained in the Plan shall be construed to prevent any member of the Sealy Group from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under the Plan. No employee, beneficiary or other person shall have any claim against any member of the Sealy Group as a result of any such action.

        (f)    Nonalienation of Benefits.    Except as expressly provided herein, no Participant or beneficiary shall have the power or right to transfer, anticipate, or otherwise encumber the Participant's interest under the Plan. The Company's obligations under this Plan are not assignable or transferable except to (i) a corporation which acquires all or substantially all of the Company's assets or (ii) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's beneficiaries, heirs, executors, administrators or successors in interest.

        (g)    Withholding.    A Participant may be required to pay to a member of the Sealy Group and each member of the Sealy Group shall have the right and is hereby authorized to withhold from any payment due under this Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any payment under this Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

        (h)    Severability.    If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

        (i)    Governing Law.    The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of laws.

        (j)    Headings.    Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

        (k)    Compliance with Section 409A of the Code.    The Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of the Participant's termination of employment with any Service Recipient the Participant is a "specified employee" as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Participant's termination of employment with all Service Recipients (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. Each payment made under the Plan shall be designated as a "separate payment" within the meaning of Section 409A of the Code.

        Approved by stockholders on April 14, 2010.

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  Exhibit 10.43
THE AMENDED AND RESTATED SEALY CORPORATION BONUS PLAN